Exhibit 5(b)

                   [Letterhead of Simpson Thacher & Bartlett]





                                                       March 27, 1996




PP&L Resources, Inc.
Two North Ninth Street
Allentown, Pennsylvania 18101

Dear Sirs:

              With respect to the Registration Statement on Form S-8 (the

"Registration Statement") of PP&L Resources, Inc. (the "Company"), relating to

200,000 shares of the Common Stock, par value $.01 per share, of the Company

(the "Shares") to be registered under the Securities Act of 1933, as amended

(the "Act"), in connection with the Company's Directors Deferred Compensation

Plan (the "Plan"), we wish to advise you as follows:

              We are of the opinion that the Shares to be acquired by

participants in the Plan that are purchased in the open market or from other participants have been validly issued and are fully paid and nonassessable and that, when appropriate action has been taken by the Board of Directors or the

Executive Committee of the Board of Directors of the Company and when such

Shares have been issued and sold and the purchase price paid therefor, any newly issued Shares to be acquired by participants in the Plan will be validly issued, fully paid and nonassessable.

              Insofar as this opinion relates to matters governed by the laws of the Commonwealth of Pennsylvania, we have relied upon the opinion of Michael

A. McGrail, Esq., to be filed as an exhibit to the Registration Statement.
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              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,

                                         /s/ Simpson Thacher & Bartlett
                                         SIMPSON THACHER & BARTLETT